  UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2019

Safeguard Scientifics, Inc.

(Exact Name of registrant as Specified in Charter)

Pennsylvania	1-5620	23-1609753
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

170 North Radnor-Chester Road Suite 200 Radnor, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-293-0600

Not applicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Amended and Restated Long-Term Incentive Plan

On February 18, 2019, the Compensation Committee (the “Committee”) of the Board of Directors of Safeguard Scientifics, Inc. (the “Company”) approved, and the Board of Directors (the “Board”) of the Company adopted, the Amended and Restated Safeguard Scientifics, Inc. Transaction Bonus Plan (the “LTIP”). The purpose of the LTIP is to promote the interests of the Company and its shareholders by providing an additional incentive to employees to maximize the value of the Company in connection with the execution of the business strategy announced by the Company in early 2018 (the “Strategic Plan”).

Under the LTIP, participants may receive awards based principally upon the proceeds received by the Company in connection with sales or other liquidations of the assets of the Company on or following the adoption of the Strategic Plan (“Sale Transaction(s)”). The LTIP provides for a bonus pool corresponding to: (i) specified vesting thresholds or (ii) specified events. In the first case, the bonus pool will range from an amount equal to 1% of received proceeds at the first threshold to 1.333% at higher thresholds and no bonus pool will be created if the transaction consideration is less than certain minimum thresholds. In the second case, a minimum pool will be created and paid under specified circumstances.

The bonus pool will be allocated and paid to participants in the LTIP based on the product of (i) the participant’s applicable bonus pool percentage and (ii) the bonus pool calculated as of the vesting date, minus any previously paid portion of the bonus pool. Any portion of the bonus pool available as of the applicable vesting date that is reserved will be allocated in connection with each vesting date so that the entire bonus pool available as of such vesting date is allocated and payable to participants. Subject to the terms of the LTIP, payments under the LTIP will generally be paid in cash not later than March 15th of the calendar year following the calendar year of the applicable vesting date.

Each employee of the Company designated to participate in the LTIP and who executes an award agreement is eligible for awards under the LTIP, provided that he or she (i) does not resign from the Company without good reason or (ii) is not terminated from employment by the Company for cause, in each case prior to the payment date of the applicable award. Any forfeited awards are included in the bonus pool reserve for allocation to other participants.

In connection with the approval of the LTIP, the Committee also approved the Transaction Bonus Plan Form Award Letter (the “Form LTIP Award Letter”). The LTIP and the Form LTIP Award Letter are attached as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference. The summaries of the LTIP and the Form LTIP Award Letter set forth above are not complete and are qualified in their entireties by, and should be read in conjunction with, the LTIP and the Form LTIP Award Letter.

The Committee also approved awards under the LTIP to Brian J. Sisko, the Company’s President and Chief Executive Officer, with a bonus pool percentage equal to 25%, and Mark A. Herndon, the Company’s Senior Vice President and Chief Financial Officer, with a bonus pool percentage equal to 7%. Each award was made pursuant to the Form LTIP Award Letter.

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Item 7.01.	Regulation FD Disclosure.

On February 19, 2019, the Company issued a press release announcing the engagement of Evercore as its financial advisor to assist the Company’s Board of Directors and management in the evaluation and exploration of potential strategic opportunities and alternatives as well as the return of capital alternatives available to the Company as it monetizes its portfolio of partner companies. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.3 and is incorporated into this Item 7.01 by this reference.

The information contained in this Item 7.01, including the information set forth in the press release attached hereto and incorporated by reference herein, is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise. The information in the Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title

99.1+	Amended and Restated Safeguard Scientifics, Inc. Transaction Bonus Plan
99.2	Transaction Bonus Plan Form Award Letter
99.3	Press Release of Safeguard Scientifics, Inc. dated as of February 19, 2019

+ Confidential treatment has been requested from the Securities and Exchange Commission with respect to portions of this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Date: February 19, 2019	By:	/s/ Brian J. Sisko
Name: Brian J. Sisko
Title: President and Chief Executive Officer

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